Exhibit 10.20
November 22, 2006
Daniel Mahoney
2267 Tasso Street
Palo Alto, CA 94301
Dear Dan:
This letter acknowledges your separation from Forrester Research, Inc. (“Forrester” or “Company”), and sets forth Forrester’s agreement with you concerning this separation and your severance package. Separation of your employment is effective as of December 31,2006.
1.	In consideration of your fulfillment of your obligations set forth herein, and without admission of any wrongdoing or liability on the part of Forrester, Forrester agrees to provide you with the following package of benefits:
(a)	On the effective date of your separation from Forrester, Forrester will issue you a check and/or deposit to your designated account an amount equal to your earned base pay through such effective date, minus all appropriate withholdings. You will also be entitled to payment for accrued, unused vacation as of the effective date of your separation. Payment for accrued, unused vacation days will be made on the first payroll date in January 2007 after taking into account any accrued vacation that may be used by you prior to the effective date of your separation, less all appropriate withholdings. In addition, you shall be entitled to receive incentive compensation to which you would otherwise have been eligible, if any, under Forrester’s matrix bonus plan for the fourth quarter of 2006, at the regularly scheduled payment date for payment of such incentive compensation, taking into account actual company-wide, Corporate group performance, and your individual performance during the fourth quarter of 2006. These payments are not contingent upon your execution of this letter agreement. Any outstanding Forrester stock options previously granted to you, including exercise and termination thereof, are subject to the terms and conditions of your Option Certificate and Forrester’s 1996 Equity Incentive Plan.

(b)	Upon your execution and non-revocation of this letter agreement, Forrester will pay you twelve (12) pay periods of severance pay (totaling in the aggregate the gross amount of $112,000.00)), less all appropriate withholdings, consistent with the terms of this letter. This amount will be paid in installments on Forrester’s regularly scheduled pay dates.

2.	You acknowledge that you will return to Forrester all telephone cards, credit cards, building cards, keys, work papers, files and other documentation, Forrester computers and other equipment, computer files and diskettes, and all other Forrester records and property, without retaining any copies thereof.

3.	You have agreed to submit all business expense reports and any necessary supporting documentation to Forrester by December 31, 2006. The severance pay set forth above will take into account a proper reconciliation of items due to you from Forrester and/or items due to Forrester from you, if any. These items may include, but are not limited to, payment of incentive compensation by Forrester to you, outstanding travel advances or expenses, overdue American Express bills, unreturned Company-owned equipment, and outstanding expense reports. In the event these items have not been properly reconciled, Forrester may offset them against any severance payment due.

4.	In consideration of the undertakings described herein, including the severance pay and other benefits which Forrester has granted to you hereunder, and to which you would not otherwise be entitled, you, on behalf of yourself and your representatives, assigns, executors, administrators, and heirs, hereby completely release and forever discharge Forrester Research, Inc. and its subsidiaries, and all of their respective shareholders, officers, and all other representatives, agents, directors, employees, successors, and assigns, both individually and in their official capacities, from all claims, rights, demands, actions, obligations, and causes of action, of every kind, nature, and character, known or unknown, which you may now have, or have ever had, against them arising from or in any way connected with your employment relationship with Forrester Research, Inc., any actions during the relationship, or the termination of such employment relationship. This release includes, but is not limited to “wrongful discharge” claims; all claims relating to any contracts of employment, express or implied; any claims related to defamation, privacy, misrepresentation, or breach of the covenant of the good faith and fair dealing, express or implied, and tort claims of any nature; any claims under municipal, state, or federal statutes or ordinances; claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to all claims under Title VII of the Civil Rights Act of 1964, and any claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification; claims under the Age Discrimination in Employment Act, as amended; claims under the Family and Medical Leave Act or any other federal or state law concerning leaves of absence, claims under the Americans with Disabilities Act, and any other laws and regulations relating to employment discrimination); claims under the Worker Adjustment and Retraining Notification (“WARN”) Act; claims under the Employee Retirement Income Security Act (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); claims for wages, bonuses, incentive compensation, stock payments, stock options, any form of equity participation, or any other compensation or benefits; and claims for compensatory or punitive damages or attorney’s fees.

5.	You agree that the terms of this letter agreement are confidential. The terms and conditions of your Confidentiality, Non-Disclosure, and Non-Compete Agreement remain in full force and effect. Please review your obligations under that agreement. All information relating to the subject matter of this agreement, including the terms and amounts set forth herein, have been and will be held confidential by you and not publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom permissible disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law). You also agree that you have not and will not disparage Forrester or any of those connected with it. You represent that you have not breached the Confidentiality, Non-Disclosure, and Non-Compete Agreement as of the date of this letter agreement, and further agree to abide by the Confidentiality, Non-Disclosure, and Non-Compete Agreement going forward. Any breach of this letter agreement or any other agreement that you have with Forrester will be grounds for immediate termination and/or disgorgement of any of the pay and/or benefits set forth herein.

6.	Civil Code Section 1542. With respect to the release herein, you knowingly waive any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, and any similar law of any state or territory of the United States or any other jurisdiction. Said Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
7.	Massachusetts law shall govern the validity and interpretation of this agreement.

8.	This agreement constitutes the entire understanding of the parties with respect to your employment, its termination, and all related matters. You and Forrester expressly warrant that each has read and fully understands this agreement; that Forrester has advised you to consult with an attorney before signing this agreement, and that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms of this agreement fully explained to you; that you are not executing this release in reliance on any promises, representations, or inducements other than those contained herein; and that you are executing this release voluntarily, free of any duress or coercion. You may have up to forty-five (45) days from the date of Forrester’s signature below to decide to sign and to return this agreement to Forrester; it will automatically become null and void if Forrester does not receive it in this time frame. Additionally, Forrester will accept your express written revocation of this agreement for seven (7) days after you have signed it. This agreement will not take effect until that revocation period has expired.
If you wish to accept this agreement, please sign the enclosed copy of this letter, and return it to me. Please call me if you have any questions regarding the information set forth in this letter agreement.
Very truly-yours,

/s/ Timothy M. Riley
Timothy M. Riley
Chief People Officer

Accepted and Agreed:

/s/ Daniel Mahoney
Daniel Mahoney

12/12 , 2006
Date